SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C.  20549

                               FORM 8-K

                            CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)       APRIL 19, 1996

                              ENZON, INC.

          (Exact  name  of  registrant  as  specified in its charter)




       DELAWARE                    0-12957              22-237286
   (State or other jurisdiction   (Commission          (IRS Employer
       of incorporation)         File Number)          Identification)


        20 KINGSBRIDGE ROAD,  PISCATAWAY, NEW JERSEY    08854
          (Address of principal executive offices)       (Zip Code)



Registrant's telephone number, including area code    (908) 980-4500




     (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS

          On April 19, 1996, the Board of Directors (the "Board") of Enzon, Inc. ("Enzon" or the "Company") elected Randy H. Thurman as Chairman of the Company's Board of Directors.

          Mr. Thurman has been a director of Enzon since 1993. He replaces Dr. Abraham Abuchowski, a co-founder and/or director of Enzon since 1983.

          Mr. Thurman most recently was Chairman and Chief Executive Officer of Corning Life Sciences, a diversified health services company specializing in contract pharmaceutical research and commercial laboratory testing. Previously, Mr. Thurman was President of Rhone-Poulenc Rorer Pharmaceuticals. He is also the founder and Chairman of Health Care Strategies 2000, a global healthcare consulting company focusing on health care strategy.

          Mr. Thurman will serve in a non-executive role and provide strategic guidance and assist in building relationships with leading companies and institutions.

          The Company also formed a Research and Development Steering Committee which will direct the overall Research and Development strategy reporting to Mr. Tombros. Joining Mr. Tombros on the Steering Committee is Rosina B. Dixon, M.D., who previously held senior positions in Research and Development with Ciba-Geigy and Schering-Plough. Dr. Dixon is a director of Enzon. Richard Cooper, M.D., Chairman of Enzon's Scientific Advisory Committee, Director of the Medical College of Wisconsin Health Policy Institute and retired Dean of the Medical College of Wisconsin will also serve on the Steering Committee, along with Dr. Robert Shorr, Enzon's vice president of Research and Development. Dr. Abuchowski has relinquished all of his responsibilities as an employee of Enzon and has resigned from the Board of Directors.

          On April 19, the Company received an inquiry from Nasdaq Market Surveillance regarding market activity in the company's common stock on Friday, April 19. The company has issued a press release stating that it knows of no other corporate developments, aside from the matters involving Dr. Abuchowski's parting with the Company, which would explain the trading activities in the company's common stock on Friday, April 19.

                            SIGNATURES


     Pursuant to the requirements  of  the Securities Exchange Act of 1934,

the Registrant has duly caused this report  to  be  signed on its behalf by the undersigned hereunto duly authorized.




Dated:  April 23, 1996




                                               ENZON, INC.
                                             (Registrant)

                                   By:   /S/JOHN A. CARUSO
                                         John A. Caruso
                                         Vice President,
                                         Business Development and
                                         General Counsel